Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                         Dated February 14, 2012
                                           Registration Statement No. 333-173202



New Issue $1.693Bln Honda Auto Receivables 2012-1 Owner Trust - Priced Jt-Leads: BofAML (struc)/Barc
Co-Mgrs:   BNP,CS,Mitsubishi,Mizuho,Wells

CL $SIZEMM   WAL    M/S    PWIN  E.FINAL L.FINAL  BENCH    YIELD      PRICE     CPN
=====================================================================================
A1  503.00  0.34   P1/A1+   1-8  10/12   3/15/13  ILIB -19  0.41309 100.00000 0.41309
A2  524.00  1.10  Aaa/AAA   8-19  9/13   8/15/14  EDSF + 8  0.579   99.99089  0.57
A3  520.00  2.20  Aaa/AAA  19-37  3/15   1/15/16  ISWP +18  0.774   99.99400  0.77
A4  146.70  3.06  Aaa/AAA  37-37  3/15   4/16/18  ISWP +28  0.972   99.99989  0.97
=====================================================================================
TICKER:           HAROT 12-1         REGISTRATION:    Public
EXPECTED SETTLE:  2/23/12            FIRST PAY:       3/15/12
EXPECTED RATINGS: Moodys/S&P         PXG SPEED:       1.3& ABS to 10% Call
ERISA ELIGIBLE:   YES                BILL & DELIVER:  BofAML
CUSIPS: A1 43813UAA8, A2 43813UAB6, A3 43813UAC4, A4 43813UAD2
--------------------------------------------------------------------------------

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.